Exhibit 1A-11.1

COUNSEL’S INCLUSION LETTER

We agree to Bull Blockchain Law’s inclusion in this Offering Statement on Form 1-A, dated February 25, 2022, on the contributions, preparation, and guidance for Hygienic Dress League Corp.

Andrew Bull, Esq.

/s/ Andrew Bull

Bull Blockchain Law LLP

21 S 11th St Floor 2

Philadelphia PA 19107
February 25, 2022